 EXHIBIT 10.72

Cool Technologies, Inc. Contract with Independent Contractor

This agreement is between Cool Technologies, Inc., (Client) located at 8875 Hidden River Parkway, Tampa, FL 33637 and Summit Management Consulting, Inc., (Contractor) located at 27420 Breakers Drive, Wesley Chapel, FL 33544.

1. Contracted Services: Contractor agrees to provide a consultant to serve as an interim Chief Financial Officer and Treasurer plus related managerial duties as may be assigned by Client.

2. Contract Duration: This contract will begin on January 1, 2016 and continue until such time the consultant’s services are no longer required.

3. Consulting Fees: The Contractor will receive consulting fees equal to the approved salary schedule by the board of directors and shareowners for services provided by Contractor. Client agrees payment of fees may be paid either direct to Contractor or as directed by Contractor.

4. Payroll Deductions: Client will not provide any of the following services for Contractor. (a) withhold Social Security and Medicate taxes from Contractor’s payments or make such tax payments on Contractor’s behalf, or (b) withhold state or federal income tax from Contractor’s payments or make state of federal unemployment contributions. Contractor will be responsible for all applicable taxes related to the performance of services under this contract.

5. Fringe Benefits: Neither Contractor nor Contractor’s employees are eligible to participate in any employee pension, health insurance or other fringe benefit plan of Client

6. Travel: Contractor will submit Client approved travel expense on the company form or suitable substitute and Client will reimburse Contractor

7. Independent Contractor Status: The parties intend Contractor to be an independent contractor in the performance of the services. Contractor will have the right to control and determine the methods and means of performing the contractual services.

8. Other Clients: Contractor retains the right to perform services for other clients

9. Reimbursable Expenses: Client will reimburse Contractor for all office and related expenses that are incurred solely for Client in performance of duties as interim Treasurer and Chief Financial Officer

10. Disputes: If a dispute arises, the parties will try in good faith to settle the dispute through mediation under the rules as established by the American Arbitration Association, However, either party reserves the right to take the matter to binding arbitration or other court

11. Governing Law: This agreement will be governed by and construed in accordance with the laws of the state of Florida

12. Modification: The agreement may be modified only by a written agreement signed by all the parties.

Client

/s/ Timothy Hassett	12/28/2016
Timothy Hassett for Cool Technologies, Inc.	Date

Contractor

/s/ Quentin Ponder	12/28/2016
Quentin Ponder for Summit Management, Inc.	Date